Exhibit 5.1

October 16, 2025

Boxlight Corporation

2750 Premiere Pkwy, Suite 900

Duluth, GA 30097

Re:	Boxlight Corporation – Offering Pursuant to Registration Statement on Form S-3 (333-284493)

Ladies and Gentlemen:

We have represented Boxlight Corporation (the “Company”), a Nevada corporation, in connection with the offer and sale by the Company from time to time of up to an aggregate of $4,800,000 of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Shares”), pursuant to that certain Sales Agreement, dated October 16, 2025 (the “Sales Agreement”), by and between the Company and A.G.P./Alliance Global Partners (the “Sales Agent”). The Shares are being offered and sold as described in the prospectus (the “Base Prospectus”), dated February 5, 2025, included in the Company’s Registration Statement on Form S-3 (File. No 333-284493) initially filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2025 under the Securities Act of 1933, as amended (the “Securities Act”), as amended on February 4, 2025 (the “Registration Statement”), and the prospectus supplement, dated October 16, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on February 5, 2025. The Sales Agreement has been filed by the Company as an exhibit to its Current Report on Form 8-K filed with the SEC.

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for as described in the Prospectus and pursuant to the terms of Sales Agreement, will be validly issued, fully paid and non-assessable.

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement, including the Prospectus; (ii) the Sales Agreement; (iii) the Notice of Effectiveness with respect to the Registration Statement filed by the SEC on February 5, 2025; (iv) copies of minutes, resolutions and consents, as applicable, of the Board of Directors of the Company and committee(s) thereof related to the offering, certified by an officer of the Company (“Approvals”); (v) the Eleventh Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Nevada on October 13, 2025; (vi) the Amended and Restated Bylaws of the Company, certified by an officer of the Company; (vii) a certificate of existence with status in good standing from the Secretary of State of the State of Nevada dated October 13, 2025; (viii) copies of all certificates and other documents delivered in connection with the offering of the Shares; and (ix) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

We have assumed with your permission for purposes of this letter: (i) that each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder; that each such document was duly authorized by all requisite corporate or other action of the parties thereto and that such documents were duly executed and delivered by each party thereto other than the Company; (ii) that each agreement we have examined for purposes of this letter has been duly authorized, executed and delivered, constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no assumptions pursuant to this clause (ii) with respect to the Company); (iii) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in Chapter 78 of the Nevada Revised Statutes (“NRS 78”); (iv) all future sales of the Shares will be approved by the Company in accordance with the Sales Agreement and the Approvals we reviewed; and (v) that the counterparties to such agreements have acted in good faith and without notice of any fact which has caused them to reach any conclusion contrary to any of the opinions or assumptions in this letter.

Anchorage Atlanta Augusta BEIJING Charlotte CHICAGO DALLAS Denver houston los angeles New York PHOENIX Raleigh

San Diego San Francisco Seattle SHANGHAI Silicon Valley Stockholm Tokyo Walnut Creek Washington Winston-Salem

Boxlight Corporation

October 16, 2025

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the agreements and documents read by us (including, without limitation, the representations and warranties of the Company and counterparties to such agreements); (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

We are opining herein only as to NRS 78. We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement related the offering of the Shares and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the SEC for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/KILPATRICK TOWNSEND & STOCKTON LLP